Exhibit 99.10

13 October 2010
SkySQL Corporation Ab
GLOBAL SHARE OPTION PLAN 2010 EUROPE Rules Including amendments as of 2010

1	Meanings of words used

In these Rules:

“Board” means the Board of the Directors of the Company;

“Business Day” means a day which is not a Saturday, Sunday or other public holiday or, with respect to the payment of promissory notes, is not equated with a public holiday in Finland and Sweden;

“Control” means that a third party offer (as intended by and referred to in Clause 5.16 of the Agreement (as defined in Rule 8.4 below) to acquire 100 per cent of the votes and capital of the Company outstanding (including transactions structured as mergers, reorganisations and assets sales) has been approved by the Board and the shareholders of the Company representing two thirds or more of the Shares has accepted such offer.

“Company” means SkySQL Corporation Ab, Business ID FI 2344661-1, a limited company incorporated under the laws of Finland;

“Consultant” means any natural person who is not an employee and who provides services to a Member of the Group other than services in connection with the offer or sale of securities in a capital-raising transaction, and who does not directly or indirectly promote or maintain a market for the Company’s securities;

“Date of Grant” means the date on which an Option is granted;

“Directors” means the members of the Board or a duly authorised committee of it;

“Eligible Employee” means any person designated by the Directors who, on the date Options are offered to such person under this Plan, is an employee, director or officer of a Member of the Group or a Consultant to a Member of the Group, and any of their respective family members who acquire Options from such persons through any gifts permitted under this Plan or domestic relations orders (for this purpose, a family member includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee's household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the employee or Consultant) control the management of assets, and any other entity in which these persons (or the employee or Consultant) own more than fifty percent of the voting interests);

"Exercise condition" means a condition or conditions imposed under Rule 2.2;

“Exercise Price” means the amount payable for each Share expressed in EUR, or any other currency determined by the Board, on the exercise of an Option calculated as described in Rule 3;

“Grantor” means the Company, any Subsidiary, the trustees of an employee benefit trust established by the Company, or any vehicle established for the purposes of the Plan who the Directors request to grant Options;

“Member of the Group” means:

(i)	the Company; and
(ii)	its Subsidiaries from time to time.

“Option” means a right to acquire Shares granted under the Plan;

“Option holder” means a person holding an Option or his or her personal representatives;

“Option Period” means a period starting on the Date of Grant of an Option and ending 10 years after the Date of Grant;

“Participating Companies” means:

(i)	the Company; and
(ii)	any Subsidiary.

“Plan” means this plan known as “SkySQL Corporation Ab Global Share Option Plan 2010” constituted by this document and the schedules annexed hereto as may be amended from time to time;

“Rules” means the rules of the Plan as changed from time to time;

“Shares” means shares or securities representing shares in the Company.

“Stock Exchange” means any stock exchange or authorised or regulated market place, such as NYSE, NASDAQ OMX, Helsinki Stock Exchange and Stockholm Stock Exchange;

“Subsidiary” means a company in which the Company holds more than 50% of the voting rights; and

“Warrant” means a warrant issued by the Company for the purposes of this Plan giving the holder the right to subscribe for Shares.

2	Grant of Options
2.1	Purpose:
2.2

The purpose of this Plan is to provide select employees of, and/or advisors or consultants to, Members of the Group with a means of acquiring an equity interest in the Company, as bonus or additional compensation for their services, and as an incentive either to remain in the continued employment of, to continue their consultancy or advisory relationship with, Members of the Group and to perform their respective responsibilities to the Members of the Group by increasing their respective personal interest in the growth and success of the Company.

2.3	Grant of Options:

The Directors may at any time request any Grantor to grant to any Eligible Employee an Option to acquire such number of Shares as the Directors may determine at any time after the adoption of the Plan in accordance with the rules of the Plan. Where these Rules provide that the Directors are able to exercise any discretion under these rules in relation to an Option such discretion shall be exercised by the Grantor on the recommendations of the Directors.

2.4	Exercise condition:

When granting an Option, the Directors may recommend that its exercise be conditional on the satisfaction of Exercise conditions. The Exercise conditions must be objective, and specified at the Date of Grant. The Exercise conditions may be waived or modified if anything happens which reasonably causes the Grantor to consider that:

2.4.1	modified Exercise conditions would be a fairer measure of Performance, and would be no less difficult to satisfy; or
2.4.2	the Exercise conditions should be waived.
2.5	Evidence of Option:

An Option shall be evidenced in such form as the Directors determine.

2.6	No Payment:

Option holders are not required to pay for the grant of any Option.

2.7	Disclaimer of Option:

Any Option holder may disclaim all or part of his or her Option by notice in writing to the Company Controller, or any other person nominated by the Directors for this purpose, within 30 days after the Date of Grant. If this happens, the Option will be deemed never to have been granted under the Plan. No consideration is payable for the disclaimer.

2.8	Disposal restrictions:

Except for the transmission of an Option on the death of an Option holder to his or her personal representatives, neither an Option nor any rights in respect of it may be transferred, assigned or otherwise disposed of by an Option holder to any other person.

2.9	Administrative errors:

If a Grantor tries to grant an Option which is inconsistent with the Plan, the Option will be limited and will take effect from the Date of Grant on a basis consistent with the Plan.

2.10	Option to acquire Warrants:
2.10.1

The Directors may determine, in their absolute discretion, that an Option be granted in the form of an Option to acquire a Warrant, rather than a Share. If so, the reference in these Rules to Share and Option etc. shall be construed accordingly and shall either relate to the Warrant or the Shares which may be issued under the Warrant comprised in the Option as appropriate.

2.10.2	No payment is required on the exercise of an Option to acquire a Warrant.
2.10.3	Upon the exercise of any Option to acquire a Warrant, the Company will:
(i)	deliver or cause to be delivered to the Option holder the Warrant representing the number of Shares in respect of which the Option is being exercised; or
(ii)	arrange for the relevant number of Shares in respect of the Warrant to be transferred to the Option holder.
2.10.4

If an Option has been granted in the form of an Option to acquire a Warrant, the Directors may, in their absolute discretion and at any time request the Grantor that it be converted into an Option to acquire Shares without prior notice to or approval of the Option holder.

3	Exercise Price
3.1	Setting the Price:

The Directors will set the Exercise Price and state it at the Date of Grant.

4	Variations in Share Capital
4.1	Adjustment:

If there is a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital, a demerger (in whatever form) or if the Company makes a special distribution including a distribution in specie:

4.1.1	the maximum number of Shares issuable under the Plan; and/or
4.1.2	the number or nominal amount of Shares comprised in each Option; and/or
4.1.3	the Exercise Price;

may be adjusted in any way (including retrospective adjustments) which the Directors consider appropriate and which are consistent with the underlying Warrants.

4.2	Notice:

Option holders may be notified of any adjustment made under this Rule 4.

4.3	Effect of Repricing on Limits on Issuance of Options:

In making any alterations to outstanding grants, the Board shall take into consideration that repriced Options may, depending on the facts and circumstances, be treated as new Grants.

5	Exercise and Lapse - General Rules
5.1	Exercise:

Except where exercise is allowed as described in Rule 6, an Option will only be exercisable:

5.1.1	to the extent notified to Option holders on the Date of Grant; and
5.1.2	if all applicable Exercise conditions are satisfied or waived; and
5.1.3

as long as the Option holder is an employee or has a contractual relation with a Member of the Group or within 30 days after the employee’s last day of employment or last day of contractual relation with any Member of the Group or as long as the Option holder is a non-executive director in a Member of the Group or within 30 days thereafter unless the Directors determine otherwise at the Date of Grant

5.2	Lapse:

An Option will lapse on the earliest of:

(a)

the date which occurs 31 days after the Option holder ceases to be an employee of or ceases to have a contractual relation with a Member of the Group or either the Option holder or a Member of the Group has given notice of the termination of the Option holder’s employment or the Option holder’s relevant agreement with a Member of the Group, unless any of the provisions in Rule 6 apply or the date the Option holder ceases to be a non-executive director; any date specified in any Exercise condition;

(b)	the expiry of the Option Period.
5.3	Specific Rules:

For the purposes of Rule 5.2 above an Option holder will not be treated as ceasing to be an employee of or as ceasing to have a contractual relation with a Member of the Group if on that date he or she is employed by or has entered into a relevant agreement with another Member of the Group.

6	Exercise and Lapse - Exceptions to the General Rules
6.1	Cessation of Employment or Contractual Relation:
6.1.1

If an Option holder ceases to be an employee of any Member of the Group for any of the reasons set out below or ceases to have a contractual relation with any Member of the Group for the reasons (i) and (v) as set out below, then his or her Options will not lapse but may be exercised to the extent vested on the date of cessation during the period of six months from the date of cessation even though any Exercise conditions have not been satisfied. Any such exercise must take place between the first and fifth business days (inclusive) in the beginning of each quarter.  The reasons are:

(i)	ill-health, injury, disability and redundancy;
(ii)	retirement;
(iii)	early retirement by written agreement with the Option holder’s employer being a Member of the Group;
(iv)

his or her employing company ceasing to be under the control of the Company, or, as a result of a transfer of the undertaking in which the Option holder works, transfer to a company which is neither under the control of the Company nor a Member of the Group;

(v)	any other reason specified by the Directors in their absolute discretion.
6.2	Death:

If an Option holder dies, his or her Options may be exercised to the extent exercisable at the date of death by his or her personal representatives within one year of his or her death, irrespective of the satisfaction of any condition. To the extent that any Option exercisable under this Rule 6.2 is not so exercised, it will lapse at the end of the one-year period. This Rule does not extend the Option Period.

6.3	Take-overs

Subject to Rule 7, if a person (or a group of persons acting in concert) obtains Control of the Company, an Option may be exercised, irrespective of the satisfaction of any performance condition, within the 2 month period after the person has obtained Control of the Company.

The Options will lapse at the end of the 2-month period, unless the Directors give reasonable notice to the Option holders before the end of the 2-month period that the Options will not lapse.

6.4	Mergers

Subject to Rule 7, if the Board adopts a merger plan whereby all the assets and liabilities shall be transferred to another company (the “Transferee Company”), Options may be exercised, irrespective of the satisfaction of any Performance Condition, at any time from the shareholder approval of the merger plan and until 20 Business Days following such approval. The Options will lapse at the end of the 20 Business Day period.

6.5	Exchange of Options where Rule 7 does not apply:
6.5.1	Application:

This Rule applies if Rule 6.3 or 6.4 applies and no determination is made by the Directors under Rule 7.

6.5.2	Exchange:

If this Rule applies, an Option holder may, as an alternative to exercising his or her Option, during the period referred to in Rule 6.5.3 agree with the acquiring company ("Acquiring Company") or the Transferee Company to release his or her Option ("Old Option") in consideration of the grant to him or her of a new option ("New Option"). The New Option must be equivalent to the Old Option.

6.5.3	Period for Substitution

The period referred to in Rule 6.5.2 is

(i)	in a case falling within Rule 6.3, 2 months starting with the time when the Acquiring Company obtains Control of the Company; and
(ii)	in a case falling within Rule 6.4, at any time from the shareholder approval of the merger plan and until 20 Business Days following such approval.
6.5.4	Consequences of Exchange:

Where an Option holder is granted a New Option for release of his or her Old Option as described in this Rule 6, then:

(i)	the New Option will be treated as having been acquired at the same time as the Old Option and be exercisable in the same manner and at the same time as the Old Option;
(ii)	the New Option will be subject to the provisions of the Plan as it had effect in relation to the Old Option immediately before the release;
(iii)

with effect from the release and grant, the Rules will where relevant be construed in relation to the New Option as if references to the Company and Shares were references to the Acquiring Company and shares for which the New Option is granted.

6.6	Liquidation
6.6.1	Involuntary liquidation

If it is resolved that the Company shall enter into liquidation pursuant to the Finnish Companies Act, Options may not thereafter be exercised regardless of the grounds for such liquidation and will lapse immediately.

In addition, upon the entry of an order placing the company in liquidation, notwithstanding that such order may not be final, the Options may not thereafter be exercised and will lapse immediately.

6.6.2	Voluntary liquidation

Not later than two months prior to the adoption of a resolution by the shareholders’ meeting in respect of whether the Company shall be placed into voluntary liquidation, the Option holders shall be notified of the intended liquidation. Option holders will be entitled to exercise their Options, to the extent they have vested at the date of such notice, until the date the final resolution to place the Company in liquidation has been adopted. Any notice to Option holders must state that exercise of Options may not be made following the adoption of a final resolution in respect of a liquidation.

6.6.3	Lapse

For the avoidance of doubt, all Options will lapse on a liquidation of the Company unless exercised before the liquidation procedure starts.

6.7	Loss of ownership:

Where the Option holder is deprived of the legal or beneficial ownership of the Option by operation of law, or does anything or omits to do anything which causes him or her to be so deprived or becomes bankrupt, all his or her Options will lapse.

6.8	Transfers:

If an Option holder is transferred to work in another country, but still continues to hold an office or employment or a consultancy relation with a Member of the Group and, as a result of that transfer, the Option holder may either:

(i)	suffer a tax disadvantage in relation to his or her Options which was not anticipated on grant (this being shown to the satisfaction of the Directors); or
(ii)

become subject to restrictions on his or her ability to exercise his or her Options or to hold or deal in the Shares or the proceeds of the sale of the Shares acquired on exercise because of the security laws or exchange control laws of the country to which he or she is transferred;

the Option holder may (unless the Directors decide otherwise) exercise the Option in full, irrespective of the satisfaction of any Exercise condition, during the period starting 3 months before and ending 3 months after the transfer takes place. If he or she does not exercise his or her Options, following this Rule, the usual exercise Rules will apply to them at the appropriate times.

6.9	Priority:

If there is any conflict between any of the provisions of Rules 5 and 6, the provision which results in the shortest exercise period or the earliest lapse of the Option, or both, will prevail.

7	Exchange of Options
7.1	Application:

This Rule applies if Options would become exercisable under Rule 6.3 or 6.4 but the Directors determine that the Options shall not be exercised but that this Rule 7 shall apply.

7.2	Exchange:

Where the Directors have made a determination under Rule 7.1, Option holders will be granted an option (“New Option”) to replace their Option (“Old Option”).

7.3	Consequences of Exchange:

Where Option holders are granted a New Option to replace their Old Option, then:

7.3.1	the New Option will be in respect of shares in any corporate body determined by the Directors;

7.3.2	the New Option will be equivalent to the Old Option;
7.3.3	the New Option will be treated as having been acquired at the same time as the Old Option and be exercisable in the same manner and at the same time as the Old Option;
7.3.4	the New Option will be subject to the provisions of the Plan as it had effect in relation to the Old Option immediately before the replacement;
7.3.5

with effect from the replacement, the Plan will be construed, in relation to the New Option, as if references to Shares were references to the shares for which the New Option is granted and references to the Company were references to a company determined by the Directors at the time of replacement.

7.3.6	the new Option might be treated as a new grant of option under national legislation.
8	Exercise of Options
8.1	Exercise:

An Option holder can exercise his or her Option validly only in the way described in, and subject to, this Rule 8.

8.2	Manner of Exercise:
8.2.1

Options must be exercised by notice in writing delivered to the CFO of the Company or other duly appointed person. The notice of exercise of the Option must be completed, signed by the Option holder or by his or her appointed agent, and must be accompanied by;

(i)	the correct payment in full of the Exercise Price for the number of Shares being acquired, and
(ii)	if the Directors so require, a duly executed agreement (as referred to in Rule 8.4 below).
8.2.2	Notwithstanding Rule 8.2.1, the Directors may, in their absolute discretion, allow an Option holder to exercise the Option in such manner as they think fit.
8.3	Option Exercise Date:
8.3.1	Subject to Rule 8.3.2, the Option Exercise Date will be the later of:-
(i)	the date of receipt by the CFO of the Company or other authorised person of the documents and payment referred to in Rule 8.2; and
(ii)

the date on which the Directors either decide that the Exercise condition to which the Option is subject has been satisfied, or waive the Exercise condition. The Directors must decide about the satisfaction or waiver of the Exercise condition within 14 days of receiving the documents in Rule 8.2 and payment.

8.3.2

If any statute, regulation or code adopted by the Company, prohibits the exercise of Options, or the Controller of the Company reasonably believes it so prohibits, the date of exercise will be either the date described in Rule 8.3.1, or, if later, the date when the Option holder is permitted or the Controller of the Company believes the

Option holder is permitted to exercise an Option. However, this Rule does not extend any period in which an Option is exercisable.

8.4	Shareholders Agreement

Unless the Directors decide otherwise, the exercise of an Option is conditional upon the Option holder executing an agreement provided by the Company, inter alia restricting the transfer of and providing obligations to transfer the Shares in certain circumstances.

8.5	Part Exercise:

An Option may be exercised in part at the discretion of the Directors.

8.6	Issue or Transfer:

Subject to Rule 8.8, shares to be issued following the exercise of an Option will be issued as soon as practicable after the Option Exercise Date. The Directors will procure the transfer of Shares following the exercise of an Option as soon as practicable after the Option Exercise Date.

8.7	Rights:
8.7.1

Shares issued on the exercise of an Option will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment.

8.7.2

Where Shares are to be transferred on the exercise of an Option, Option holders will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. They will not be entitled to rights before that date.

8.8	Consents:

All allotments, issues and transfers of Shares will be subject to any necessary consent under any relevant enactments or regulations for the time being in force in Finland or elsewhere. The Option holder will be responsible for complying with any requirements to be fulfilled in order to obtain or avoid the necessity for any such consent.

8.9	Constitution:

Any Shares acquired on the exercise of Options will be subject to the articles of association of the Company from time to time in force. Any Warrants shall be subject to the terms of the Warrant.

8.10	Cash alternative

The Directors may in their discretion determine not to procure the transfer or issue of Shares to an Option holder who exercises his Option, but instead to pay to him a cash amount equal to the amount by which the market value on the Option Exercise Date of the Shares in respect of which the Option is exercised exceeds the Exercise Price. If the Directors so determine, the Exercise Price shall not be payable, and if already paid, shall be repaid to the Option holder forthwith.

8.11	Finnish Transfer Tax

Any Finnish Transfer tax on the transfer of the shares to the Option Holder at exercise will be paid by the Company.

9	General
9.1	Notices:

Any notice or other document given to any Eligible Employee as Option holder pursuant to the Plan may be delivered to him or her or sent by post to him or her at his or her home address according to the records of his or her employing company or such other address which the Company considers appropriate. Notices or other documents sent by post shall be deemed to have been given 5 days following the date of posting.

9.2	Documents sent to Shareholders:

The Company may send to Option holders copies of any documents or notices normally sent to the holders of its Shares.

9.3	Directors' Decisions final and binding:

The decision of the Directors on the interpretation of the Rules or in any dispute relating to an Option or matter relating to the Plan will be final and conclusive.

9.4	Costs:

The Grantor will pay the costs of introducing and administering the Plan in proportion to the options granted.

9.5	Regulations:

The Directors have the power from time to time to make or vary regulations for the administration and operation of the Plan but these must be consistent with the Rules.

9.6	Terms of Employment:

Nothing in this Plan will in any way be construed as imposing on a Participating Company a contractual obligation as between the Participating Company and an Eligible Employee to offer participation in this Plan or upon offering participation in this Plan to continue the employment of such Employee with the Participating Company.

Any person who ceases to be an employee of any Member of the Group because of dismissal or termination of employment (however caused) or who is under notice of termination of employment will in no circumstances be entitled to claim any compensation in respect of the operation of the Plan including but not limited to the application of tax laws or the application of tax policies maintained by any Group Company. If necessary that person’s terms of employment will be varied accordingly.

Leave of absence, parental leave etc are not regarded as cessation of employment and do not affect the Plan.

9.7	Trusts and Special Purpose Vehicles:

The Company and any Subsidiary of the Company may provide money to the trustee of a trust, a Special Purpose Vehicle (“SPV”) or any other person to enable that trustee, SPV or person to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by local law.

9.8	Withholding

The Company, any employing company, the trustee of any employee benefit trust or a SPV may withhold any amount and make any such arrangements, including but not limited to the sale or reduction in number of any Shares on behalf of an Option holder as it considers necessary to meet any liability to taxation or social security contributions so far as is possible under local law in respect of Options granted to the Option holder pursuant to this Plan.

10	Changing the Plan and Termination
10.1	Shareholder approval:

The Directors can change the Plan and need not obtain the approval of the shareholders in general meeting for any changes provided such changes are consistent with any previous shareholder resolution(s). Should any proposed change be inconsistent with a shareholders resolution, the Directors must obtain the approval of the shareholders to that change. Changes may affect existing Options.

10.2	National Rules:

Notwithstanding any other provision of the Plan, but subject always to Rule 10.1, the Directors may amend or add to the provisions of the Plan and the terms of Options as they consider necessary or desirable to take account of, or to mitigate, or to comply with relevant foreign laws including, but not limited to, taxation, securities or exchange control laws which apply to Eligible Employees, provided that the terms of Options granted to such Eligible Employees are not more favourable overall than the terms of Options granted to other Eligible Employees.

10.3	Notice:

As soon as possible after making any change, the Directors will give written notice to any Option holder affected by the change.

10.4	Termination of the Plan:

This Plan will terminate at the expiry of the Option Period unless the Directors otherwise determine.

10.5	Shareholder Authority:

The Plan will be operated with the authority given to the Company by shareholders. No action will be taken which would result in the Plan being operated otherwise than in accordance with shareholder authority.

11	Governing Law

Finnish law governs the Plan and all Options and their construction except as provided under Rule 10.2 SkySQL Ab Global Share Option Plan 2010 Europe.

The Options to be granted under this Plan do not constitute option rights or other special rights within the meaning of Chapter 10 of the Finnish Companies Act (624/2006, as amended).

Should any provision of this Plan be in conflict with a mandatory provision of the Finnish Companies Act (624/2006, as amended) or any other mandatory act, regulation or provision of Finnish law, such mandatory provision shall prevail and the relevant provision of this Plan shall be set aside or amended accordingly and shall not be binding on or incur any liability for the Company or any Member of the Group.

Schedule for Operation in Sweden

Rules

The rules of the SkySQL Global Share Option Plan 2010 will apply to Options granted or to be granted under this Schedule subject to the following alterations.

Rule 8 – Exercise of Options

Rule 8.10 shall not apply.